Exhibit 99.1

LG&E and KU Energy LLC
Press Release	220 West Main Street Louisville, Kentucky 40202 www.lge-ku.com Contact: Media Line T 502-627-4999 F 502-627-3629
June 22, 2017

KPSC rules in the LG&E, KU rate review
Ruling allows for investments in safe, reliable service

(LOUISVILLE, Ky.) — The Kentucky Public Service Commission issued its ruling today in the rate review for Louisville Gas and Electric Company and Kentucky Utilities Company, upholding the majority of the settlement reached by 18 interested parties to the case.

The ruling gives LG&E and KU the ability to invest in intelligent control equipment that will enhance reliability and enable faster restoration of service. It also will give LG&E the ability to improve natural gas safety and reliability by replacing aging natural gas service steel lines — that run from the street to customers’ homes — with new plastic lines. It also approved a new natural gas line in Bullitt County, Kentucky, to provide additional reliability in that area.

The commission expanded a section of the settlement to allow all Kentucky schools — not just public schools — to participate in a $1.5 million pilot program that provides lower rates to schools that participate in energy efficiency measures. It also disallowed cost recovery of certain employee retirement benefits.

During the settlement discussions, the utilities agreed to withdraw their current plans for full deployment of advanced meters that help customers better manage their energy use and allow the utilities the ability to know when customers’ service is out. LG&E and KU will continue their voluntary advanced meter program and form an AMS collaborative of interested parties from the existing rate review to address issues raised by the parties with respect to LG&E and KU’s proposal.

A KU residential customer using an average of 1,179 kilowatt hours per month will see an increase of $3.85 per month. An LG&E residential electric customer using an average of 957 kWh per month will see a total monthly increase of $6.42. A residential LG&E natural gas customer using an average of 55 Ccf per month will see a total monthly increase of $1.28.

The monthly electric basic service charge for LG&E and KU, included in the increase above, will be $12.25 and will not be staggered over two years, as agreed upon during the settlement. LG&E’s monthly natural gas basic service charge will be $16.35.

"While we are still reviewing the details of the order, the ruling gives us the ability to enhance our reliability and continue providing safe and reliable service to our customers while mostly meeting the needs of the parties to this case," said Kent Blake, LG&E and KU chief financial officer.

The new rates will go into effect July 1.
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Louisville Gas and Electric Company and Kentucky Utilities Company, part of the PPL Corporation (NYSE: PPL) family of companies, are regulated utilities that serve nearly 1.3 million customers and have consistently ranked among the best companies for customer service in the United States. LG&E serves 324,000 natural gas and 407,000 electric customers in Louisville and 16 surrounding counties. KU serves 549,000 customers in 77 Kentucky counties and five counties in Virginia. More information is available at www.lge-ku.com and www.pplweb.com.